Exhibit 10(b)(iv)

        THIRD AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT
                    AND ASSUMPTION AGREEMENT

     This Third Amendment, dated as of May 31, 1995, is made by and among Agency Premium Resource, Inc. ("Seller"), Seafield Capital Corporation ("Parent"), Anuhco, Inc., a Delaware corporation ("New Parent"), and Bank of America Illinois, successor in interest to Continental Bank N.A. ("Purchaser").

                            Recitals

     A. Seller, Parent and Purchaser are parties to that certain Receivables Purchase Agreement dated as of July 16, 1993 as amended by that certain First Amendment dated as of September 15, 1993, and that certain Second Amendment dated as of August 29, 1994 (as so amended, the "Purchase Agreement"), Capitalized terms used herein and not otherwise defined have the meanings given to them in the Purchase Agreement.

     B. New Parent desires to purchase from Parent and Parent desires to sell to New Parent all of the issued and outstanding capital stock of Seller owned by Parent pursuant to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of May 23, 1995 by and between Parent and New Parent. Parent and New Parent have requested that Purchaser consent to such sale.

      C. Purchaser is willing to grant the request of Parent and New Parent subject to the terms of this Third Amendment.

      Accordingly, Seller, Parent, New Parent and Purchaser hereby agree as follows:

      1.  Definitions.  Capitalized terms used in this Third
Amendment and not otherwise defined herein shall have the meanings given to them in the recitals hereto and the Purchase
Agreement. In addition, the following new definitions are added to Schedule I in alphabetical order:

     "Collateral Agent" means Bank of America Illinois Corporate
Trust Division, in its capacity as collateral agent under the Collateral Agent Agreement.

     "Collateral Agent Agreement" means that certain Collateral
Agent Agreement dated as of the date of the Third Amendment, by and among New Parent, Purchaser, and Collateral Agent.

     "New Parent" means Anuhco, Inc. a Delaware corporation.

     "New Parent Obligations" has the meaning given in Section 5 of the Third Amendment.

     "New Parent Pledge" means that certain Collateral Pledge
Agreement dated as of the date of the Third Amendment, by New
Parent in favor of Purchaser.

     "Third Amendment" means that certain Third Amendment to Receivables Purchase Agreement and Assumption Agreement, dated as of May 31, 1995, by and among Parent, New Parent, Seller and
Purchaser.

      2.  Termination of Facility.  Section 1.05 of the Purchase
Agreement (including both subsections (a) and (b)) is amended to read as follows:

     "SECTION 1.05 Commitment Termination Date.  The "Commitment
Termination Date" shall be the earlier to occur of (i) the 120th day after the date of the Third Amendment (the "Scheduled
Commitment Termination Date"), and (ii) the date of termination of the Commitment pursuant to Section 1.06 or 9.02.

     3. Conditions Precedent to Purchases. Section 5.02 of the Purchase Agreement is amended (1) by deleting the word "and" at the end of clause (iii) of said Section, (2) by deleting the semicolon at the end of clause (iv) of said Section and inserting ", and" in its place, and (3) inserting the following new clause
(v) immediately thereafter:

     "(v) the fair market value of all cash and securities pledged to Purchaser pursuant to the New Parent Pledge is not less than the sum, after giving effect to such Purchase, of (A) Purchaser's Investment and (B) the Earned Discount.

     4.   Termination Events.  Section 9.01 of the Purchase
Agreement is amended by replacing the period at the end of Subsection (n) with a semicolon and inserting the following new
Subsection (o):

     "(o) An Event of Default, as defined in the New Parent
     Pledge, shall occur."

     5. Assumption of Obligations. New Parent hereby assumes all of Parent's duties and obligations under the Purchase Agreement, including without limitation all obligations as set forth in Article XI of the Purchase Agreement) and any other obligations of Parent under any agreement executed in connection with the Purchase Agreement as if New Parent had originally executed and delivered the Purchase Agreement and all other Agreement Documents in Parent's place (collectively, the "New Parent Obligations").

     6. Security for New Parent Obligations. To secure the New Parent Obligations, New Parent shall assign, pledge and grant the Purchaser a security interest in certain United States treasury securities and an account to be maintained with Collateral Agent pursuant to the New Parent Pledge and the Collateral Agent Agreement. Such securities shall be held in a safekeeping account maintained at Collateral Agent entitled "Bank of America Illinois, as pledgee of Anuhco, Inc."

     7. Release of Parent. Purchaser hereby releases Parent from all obligations under the Purchase Agreement, any Agreement
Document, and any other agreement executed in connection therewith.

     8. New Parent's Representations & Warranties. New Parent represents and warrants as follows:

     (a) Organization and Good Standing. New Parent has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

     (b) Due Qualification. New Parent is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and where the failure to be so qualified or to obtain such licenses or approvals would have a material adverse effect upon New Parent's financial condition, results of operations, business or prospects.

     (c) Power and Authority: Due Authorization. New Parent has duly authorized by all necessary action, and has all necessary power, authority and legal right to (A) execute and deliver this Third Amendment and all other documents to be executed and delivered by it in connection with this Third Amendment and the purchase of the capital stock of the Seller and (B) carry out the terms of the Agreement Documents.

     (d) Binding Obligations. This Third Amendment and the Agreement Documents constitute, the legal, valid and binding obligations of New Parent enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (e) No Violation. The consummation of the transactions contemplated by this Third Amendment, the purchase of the stock of the Seller and the other Agreement Documents, and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of New Parent, or any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which New Parent is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Third Amendment, or violate any law or any order, rule, or regulation applicable to New Parent of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over New Parent or any of its properties.

     (f) No Proceedings. There are no proceedings or investigations pending, or threatened, against New Parent or its Affiliates, or any other Person, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Third Amendment or any other Agreement Document, (B) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this or any other Agreement Document, or (C) seeking any determination or ruling that might adversely affect (i) the performance by New Parent, Seller or Servicer of its obligations under the Purchase Agreement, or (ii) the validity or enforceability of this Third Amendment, the Purchase Agreement, the Certificates, any other Agreement Document, the Receivables or the Contracts.

     (g) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by New Parent of this Third Amendment.

     (h) Financial Condition. (x) The consolidated balance sheet of New Parent and its consolidated subsidiaries as at December 31, 1994, and the related statements of income and cash flow of New Parent and its consolidated subsidiaries for the year then ended certified by Arthur Anderson & Co. L.L.P., independent accountants, and the unaudited consolidated interim balance sheet of New Parent and its consolidated subsidiaries as at March 31, 1995, and the related interim statement of income, copies of each of which have been furnished to Purchaser, each fairly present the consolidated financial position of New Parent and its consolidated subsidiaries as at such date and the consolidated results of the operations of New Parent and its consolidated subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments, and (y) since March 31, 1995, there has been no material adverse change in any such condition, business, business prospects or operations.

     (i) Solvency. Upon consummation of the transactions contemplated by this Third Amendment and the Stock Purchase Agreement, based upon certain valuations and the financial statement described in Paragraph 8(h) hereof, and upon New Parent's knowledge of the business, operations, prospects, assets and conditions (financial or otherwise of New Parent) New Parent hereby warrants, represents and agrees that:

          (1) the present fair saleable value of the assets of New Parent will exceed the amount that will be required to pay the probable liability on existing debts
          (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of New
          Parent as they become absolute and matured;

          (2) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of New Parent will not exceed all of the property of New Parent at a fair valuation;

          (3) the capital of New Parent will not be unreasonably small for New Parent to carry on its business; and

          (4) New Parent does not intend to, or believe it will, by virtue of consummating the transactions contemplated hereby, incur debts that will be beyond its ability to pay as they mature.

     (j) Litigation. No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that has, and no threat by any person has been made to attempt to obtain any such decision that would have, a material adverse effect on a significant part of its business operations.

     (k) Office: FIN. The chief place of business and chief executive office of New Parent are located at:

     Anuhco, Inc.
     9393 West 110th Street, Suite 100
     Overland Park, Kansas 66210

     New Parent's federal identification number is 46-0278762.

      9. New Parent's Affirmative Covenants. From the date hereof until the first day following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, New Parent will, unless Purchaser shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to its business operations except where non-compliance would not have a material adverse effect on such business operations.

     (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the ability of New Parent, Seller or Servicer to perform their respective obligations hereunder.

     (c) Financial Statements. As soon as available and in any event within 100 days after each fiscal year of New Parent, and within 55 days after each fiscal quarter of New Parent, copies of the financial statements of New Parent and its Subsidiaries prepared on a consolidated basis, in each case in conformity with generally accepted accounting principles, subject to normal year-end audit adjustments in the case of quarterly statements, duly certified by the chief financial officer of New Parent or, in the case of the annual consolidated financial statements, by Arthur Anderson & Co. L.L.P. or other independent certified public accountants of recognized standing selected by New Parent and acceptable to Purchaser.

     (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which New Parent files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which New Parent receives from such Corporation.

     (e) Litigation and Other Proceedings. As soon as possible and in any event within three Business Days of New Parent's knowledge thereof, notice of (i) any litigation, investigation, inquiry or proceeding which may exist at any time which could have a material adverse effect on the business, operations, property or financial condition of New Parent or impair the ability of New Parent to perform its obligations under this Third Amendment and the Agreement Documents and (ii) any material adverse development in any previously disclosed litigation, investigation, inquiry or proceeding.

     (f) Other Information. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of New Parent as Purchaser may from time to time reasonably request in order to protect the interests of Purchaser or of any holder of a Certificate under or as contemplated by this Third Amendment.

     (g) Collateral Securing Parent Obligations. New Parent shall at all times maintain the fair market value of all cash and securities pledged to Purchaser pursuant to the New Parent Pledge at not less than the sum of (A) Purchaser's Investment and (B) the Earned Discount.

     10. Consent to Stock Sale and Waiver of Termination Event. Purchaser hereby consents to the sale of all of the stock of the Seller owned by Parent to New Parent pursuant to the terms of the Stock Purchase Agreement and waives the Termination Event that such sale would otherwise cause pursuant to Section 9.01(l) of the Purchase Agreement.

     11. Conditions Precedent. This Third Amendment, shall be effective when the Purchaser shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Purchaser:

     (a)  The New Parent Pledge, duly executed on behalf of New
     Parent.

     (b) The Collateral Agent Agreement, duly executed on behalf of New Parent and the Collateral Agent.

     (c) Evidence that the fair market value of all cash and securities pledged to Purchaser pursuant to the New Parent
     Pledge is not less than the sum of (A) Purchaser's
     Investment and (B) the Earned Discount.

     (d) The following items, certified by New Parent's secretary or assistant secretary as being true and correct copies or specimens thereof: (i) the resolutions of New Parent's directors and, if required, shareholders, authorizing the execution, delivery and performance of this Third Amendment and the New Parent Pledge, and the assumption of the New Parent Obligations; (ii) New Parent's articles of incorporation and bylaws; and (iii) the signatures of New Parent's officers or agents authorized to execute and deliver this Third Amendment, the New Parent Pledge and other instruments, agreements and certificates on New Parent's behalf.

     (e) A Certificate of the Secretary of Seller certifying as to (1) the resolutions of the board of directors of the Seller approving the execution and delivery of this Third Amendment and all other documents to be executed in connection with this Third Amendment; (2) the fact that the articles of incorporation and bylaws of Seller, which were certified and delivered to the Purchaser pursuant to the Certificate of the Seller's Secretary dated as of July 16, 1993 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (3) certifying that the officers and agents of the Seller who have been certified to the Purchaser, pursuant to the Certificate of the Seller's Secretary dated as of July 16, 1993, as being authorized to sign and to act on behalf of the Seller continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Seller authorized to execute and deliver this Third Amendment and all other documents, agreements and certificates on behalf of the Seller.

     (f) A Certificate of the Secretary of Parent certifying as to (1) the resolutions of the board of directors of the Parent approving the execution and delivery of this Third Amendment and all other documents to be executed in connection with this Third Amendment; and (2) certifying that the officers and agents of the Parent who have been certified to the Purchaser, pursuant to the Certificate of the Parent's Secretary dated as of July 16, 1993, as being authorized to sign and to act on behalf of the Parent continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Parent authorized to execute and deliver this Third Amendment and all other documents, agreements and certificates on behalf of the Parent.

     (g) Copies of the Stock Purchase Agreement and all other documents to be executed in connection with the Stock
     Purchase Agreement, all of which shall be in form and substance satisfactory to the Purchaser.

     (h) Evidence that the transactions contemplated by the Stock Purchase Agreement and related documents have been consummated substantially according to the terms thereof.

     (i)  An opinion of New Parent's counsel.

     (j)  Such other matters as the Purchaser may require.

     12. Representations and Warranties. The Seller hereby represents and warrants to the Purchaser as follows:

     (a) The Seller has all requisite power and authority to execute this Third Amendment and to perform all of its obligations hereunder, and this Third Amendment has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms.

     (b) The execution, delivery and performance by the Seller of this Third Amendment have been duly authorized by all necessary corporate action and do not (1) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (2) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Seller, or the articles of incorporation or by-laws of the Seller, or (3) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected.

     (c) All of the representations and warranties of the Seller contained in Section 6.01 of the Purchase Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

     (d) No Termination Event or Unmatured Termination Event exists or will be caused by the consummation of the Stock
     Purchase Agreement and this Third Amendment not waived pursuant to Section 10 hereof.

     13. References. All references in the Purchase Agreement to "this Agreement" shall be deemed to refer to the Purchase Agreement as amended hereby; and any and all references in the Agreement Documents to the Purchase Agreement shall be deemed to refer to the Purchase Agreement as amended hereby. All references in the Agreement Documents to "Parent" shall be deemed to be references to New Parent. All references in the Agreement Documents to "Purchaser" shall be deemed to refer to Bank of America Illinois, successor in interest to Continental Bank N.A.

     14. No Waiver. Except as set forth in Section 10 hereof, the execution of this Third Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Termination Event under the Purchase Agreement or breach or default under any Agreement Document or other document held by the Purchaser, whether or not known to the Purchaser and whether or not existing on the date of this Third Amendment.

     15. Release. The Parent hereby absolutely and unconditionally releases and forever discharges the Purchaser, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Parent has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Third Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

     16. Costs and Expenses. The Seller hereby reaffirms its agreement under the Purchase Agreement to pay or reimburse the Purchaser on demand for all costs and expenses incurred by the Purchaser in connection with the preparation, execution, delivery and administration (including periodic auditing) of the Purchase Agreement, the Certificates and the other documents to be delivered thereunder, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Seller specifically agrees to pay all fees and disbursements of counsel to the Purchaser for the services performed by such counsel in connection with the preparation of this Third Amendment and the documents and instruments incidental hereto.

     17. Miscellaneous. This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. No amendment or waiver of any provision of this Third Amendment nor consent to any departure by Seller or New Parent therefrom shall be effective unless the same shall be in writing and signed by Purchaser. Neither Seller nor New Parent may assign their rights or obligations under or interest in this Third Amendment or the Purchase Agreement without Purchaser's prior written consent.

     18.  Consent to Jurisdiction: Waiver of Immunities.  NEW
PARENT HEREBY ACKNOWLEDGES AND AGREES THAT:

     (a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY ILLINOIS FEDERAL COURT, AND, SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY ILLINOIS STATE COURT, IN EITHER CASE SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH ILLINOIS STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM, TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     (b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS THIRD AMENDMENT.

     19. Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

     20. Waiver of Jury Trial. NEW PARENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS THIRD AMENDMENT, ANY AGREEMENT DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS THIRD AMENDMENT OR ANY AGREEMENT DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

AGENCY PREMIUM RESOURCE,        SEAFIELD CAPITAL CORPORATION,
INC., as Seller and Initial     as Parent
Servicer

By:                             By:
Title: President                Title: Chief Financial Officer


BANK OF AMERICA ILLINOIS,       ANUHCO, INC., as New Parent
successor in interest to
Continental Bank N.A., as
Purchaser
                                By:
                                Its
By:
   Vice President               Address for Notices:

                                Facsimile No.
                                Attention: